Exhibit 99.1
                                                              March 29, 2002




Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

                  Re: Letter to Commission Pursuant to Temporary Note 3T

Ladies and Gentlemen:

         Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Arthur Andersen LLP has represented to BioMarin Pharmaceutical Inc. by letter dated March 29, 2002, that its audit of the consolidated financial statements of BioMarin Pharmaceutical Inc. as of December 31, 2001 was subject to Andersen's quality control system for its U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Very truly yours,
BioMarin Pharmaceutical Inc.



By:  /s/ Kim Tsuchimoto
Name:  Kim Tsuchimoto
Title:  Vice President, Controller